Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheldon R. Rose

Premier Nursing Products Corp.

941-966-6955

Premier Nursing Products Corp announces 18 -for-1 Forward Stock Split

Effective Date will be August 8, 2008

July 30, 2008, Sarasota, FL - Premier Nursing Products Corp. (OTBBB: PNRP) today announced that the company has declared a 18 for 1 forward stock split of its issued and outstanding common stock. The forward stock split will be distributed to all shareholders of record on August 7, 2008. The effective time of the forward stock split will be close of business on August 8, 2008 and the payment date will be August 8, 2008 All shareholders of record on the record date will receive 18 shares of common stock for every one share of common stock then owned. No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share. In addition, there will be no mandatory exchange of stock certificates. Premier’s transfer agent, StockTrans, Inc. will distribute certificates representing the new shares on the pay date. There will be no change in the company’s CUSIP number as a result of the forward stock split. It is anticipated that the common stock will be quoted on a post-forward split basis beginning on August 11, 2008.

This press release contains forward-looking statements, some of which may relate to Premier Nursing Products Corp. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Premier’s filings with the Securities and Exchange Commission.

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